 Exhibit 99.1

MetaStat Announces Completion of Second Milestone of its Pilot Research Project with Celgene Corporation

Boston, MA., June 19, 2017 -- MetaStat, Inc. (OTCQB: MTST), a personalized medicine company developing therapeutic and diagnostic treatment solutions for cancer patients, announced today it has completed the second milestone under its pilot research project with Celgene Corporation. To date, MetaStat has received aggregate milestone payments of approximately $730,000 from Celgene pursuant to the terms of the pilot materials transfer agreement.

“We are very pleased to have successfully completed the second milestone and are now working on the next phase of the Celgene pilot research project,” stated Douglas A. Hamilton, MetaStat’s President, CEO and Director.

About MetaStat, Inc.

MetaStat is a biotechnology company focused on discovering and developing personalized therapeutic and diagnostic treatment solutions for cancer patients. Our Mena isoform “driver-based” diagnostic biomarkers also serve as novel therapeutic targets for anti-metastatic drugs. MetaStat is developing therapeutic product candidates and paired companion diagnostics based on a novel approach that makes the Mena isoform protein a drugable target. Our core expertise includes an understanding of the mechanisms and pathways that drive tumor cell invasion and metastasis, as well as drug resistance to certain targeted therapies and cytotoxic chemotherapies. MetaStat is based in Boston, MA.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the company's Form 10-K and its other filings filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

MetaStat, Inc.
Rick Pierce, 617-531-0874
VP Investor Relations
rpierce@metastat.com